EXHIBIT 99.7

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Southcross Energy Partners, L.P. (the "Partnership," "Southcross," "we," "our" or "us") is a Delaware limited partnership formed in April 2012. Our common units are listed on the New York Stock Exchange under the symbol “SXE.”

Until August 4, 2014, Southcross Energy LLC, a Delaware limited liability company, held all of the equity interests in Southcross Energy Partners GP, LLC, a Delaware limited liability company and our general partner (“General Partner”), all of our subordinated units and a portion of our common units. Southcross Energy LLC is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC (“Charlesbank”).

Holdings Transaction

On August 4, 2014, Southcross Energy LLC and TexStar Midstream Services, LP, a Texas limited partnership (“TexStar”), combined pursuant to a contribution agreement in which Southcross Holdings LP, a Delaware limited partnership (“Holdings”), was formed (the “Holdings Transaction”). As a result of the Holdings Transaction, Holdings indirectly owns 100% of our General Partner (and therefore controls us), all of our subordinated units and a portion of our common units. Our General Partner owns an approximate 2.0% interest in us and all of our incentive distribution rights. Charlesbank, EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings. Affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services also own certain additional equity interests in Holdings.

TexStar Rich Gas System Transaction

Contemporaneously with the closing of the Holdings Transaction, TexStar contributed to us certain gathering and processing assets (the “TexStar Rich Gas System”), which were owned by TexStar (the “TexStar Rich Gas System Transaction”). For additional details regarding the Holdings Transaction and the TexStar Rich Gas System Transaction, see Notes 1, 2, 6, 9, 10 and 13 to our condensed consolidated financial statements.

Holdings Drop-Down Acquisition

On May 7, 2015, we acquired gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) from Holdings and its subsidiaries consisting of the Valley Wells sour gas gathering and treating system (the "Valley Wells System"), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the "Compression Assets") and two NGL pipelines that were under construction at the time of the transaction (and are now operational). Because of the common control aspects in the 2015 Holdings Acquisition, the 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). The Partnership’s financial results retrospectively include the financial results of the Valley Wells System and the Compression Assets for all periods ending after August 4, 2014, the date of the Holdings Transaction. The acquired NGL pipelines were accounted for as an asset acquisition and will be included in the historical financial statements beginning on May 7, 2015. As a carve-out transaction, the 2015 Holdings Acquisition has no cash accounts. As such, accounts receivable and accounts payable, along with certain other assets and liabilities that would be settled in cash, were the rights and obligations of Holdings as of March 31, 2015. Given their nature and the fact that carve-out financial statements are meant to represent an entity’s operations as if it had existed as of the time common control occurred, we have presented these amounts as third-party receivables and payables. For additional details regarding the 2015 Holdings Acquisition, see below and Notes 1, 2 and 9 to our condensed consolidated financial statements.

Liquidity Consideration
Beginning in the second half of 2014 and continuing through the issuance of our financial statements, commodity prices have experienced increased volatility. In particular, natural gas, crude oil and NGL prices have decreased significantly. If a material reduction in drilling occurs in the geographic areas in which we operate, including the Eagle Ford Shale region, or significant, prolonged pricing deterioration occurs for commodities we sell, our future cash flow may be materially adversely affected.
The majority of our revenue is derived from fixed-fee contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than the value of the underlying natural gas or NGLs, although a percentage of our contract portfolio contains minimum volume commitment arrangements. The majority of our volumes are dependent upon the level of producer drilling activity.
After considering these uncertainties and in developing our annual budget for 2015, our forecast indicates a potential shortfall in the amount of consolidated EBITDA (as defined in our Credit Facility (as defined below)) to comply with the consolidated total leverage ratio of our Financial Covenants (as defined in Note 6 to our condensed consolidated financial statements) in our Credit Facility. As discussed in further detail in Note 6 to our condensed consolidated financial statements, we have the right (which cannot be exercised more than two times in any 12-month period or more than four times during the term of the facility) to cure such a Financial Covenant Default (as defined in Note 6 to our condensed consolidated financial statements) by our Sponsors or Holdings purchasing equity interests in or making capital contributions (an equity cure) resulting in, among other things, proceeds that, if added to consolidated EBITDA would result in us satisfying the Financial Covenants. Once such an equity cure is made, it is included in our consolidated EBITDA calculation in any rolling twelve month period that includes the quarter that was cured. Should there be an event of default under the Credit Facility, and such default is not cured, we would also experience a cross default under our Term Loan Agreement (defined in Note 6 to our condensed consolidated financial statements) and all of our debt would become due and payable to our lenders.
In response to the Partnership’s expected need for additional liquidity, our Sponsors have committed to provide the necessary funding to support the Partnership for at least a reasonable period of time in an amount up to $25 million to ensure the Partnership has sufficient liquidity to comply with its applicable Financial Covenants, and to fund normal operating and growth capital requirements. Therefore, our financial statements have been presented as if the Partnership will continue as a going concern. See Notes 6 and 15 to our condensed consolidated financial statements.
Amendment to Third A&R Revolving Credit Agreement

During the fourth quarter of 2014 and into the first quarter of 2015, as a result of the decline in commodity prices and associated decline in upstream drilling activity, we experienced a decline in the growth in volume of natural gas we gather and process for our customers. Our results in the first quarter of 2015 were also negatively impacted by the fire at our Gregory facility. These collective events impacted our operating results adversely and resulted in the need to amend our Credit Facility.

On May 7, 2015, we entered into First Amendment to our Third A&R Revolving Credit Agreement among the Partnership, as the borrower, Wells Fargo, N.A., as the administrative agent, the lenders and other parties thereto (the “Credit Agreement Amendment”). The Credit Agreement Amendment amended the Third A&R Revolving Credit Agreement.

The Credit Agreement Amendment, among other things, (a) revised the maximum consolidated total leverage ratio set at 5.75 to 1.0 as of the last day of the fiscal quarter ending each of March 31, 2015, June 30, 2015 and September 30, 2015, (ii) 5.5 to 1.0 as of the last day of the fiscal quarter ending each of December 31, 2015, March 31, 2016 and June 30, 2016, (iii) 5.25 to 1.0 as of the last day of the fiscal quarter ending September 30, 2016, and (iv) 5.00 to 1.0 as of the last day of each fiscal quarter thereafter, in each case, without any step-ups in connection with acquisitions; (b) increased the applicable margins used in connection with the loans and the commitment fee so that the applicable margin for Eurodollar Loans ranges from 2.00% to 4.50%, the applicable margin for Base Rate Loans ranges from 1.00% to 3.50% and the applicable rate for commitment fees ranges from 0.375% to 0.500%, (c) permits the Partnership to comply with certain Financial Covenants by making certain pro forma adjustments with respect to minimum revenues to be received from Frio, (d) modified our ability to cure Financial Covenant Defaults; (e) imposed additional restrictions on our ability to declare and pay quarterly cash distributions with respect to our subordinated units; and (f) amended certain other provisions of the Third A&R Revolving Credit Agreement as more specifically set forth in the Credit Agreement Amendment.

Description of Business

We are a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and our pipelines. We are headquartered in Dallas, Texas.

Our Operations

Our integrated operations provide a full range of complementary services extending from wellhead to market, including gathering natural gas at the wellhead, treating natural gas to meet downstream pipeline and customer quality standards, processing natural gas to separate NGLs from natural gas, fractionating NGLs into the various components and selling or delivering pipeline quality natural gas, Y-grade and purity product NGLs to various industrial and energy markets as well as large pipeline systems. Through our network of pipelines, we connect supplies of natural gas to our customers, which include industrial, commercial and power generation customers and local distribution companies. All of our operations are managed as and presented in one reportable segment.
Our results are determined primarily by the volumes of natural gas we gather and process, the efficiency of our processing plants and NGL fractionation plants, the commercial terms of our contractual arrangements, natural gas and NGL prices and our operations and maintenance expense. We manage our business with the goal to maximize the gross operating margin we earn from contracts balanced against any risks we assume in our contracts. Our contracts vary in duration from one month to several years and the pricing under our contracts varies depending upon several factors, including our competitive position, our acceptance of risks associated with longer-term contracts and our desire to recoup over the term of the contract any capital expenditures that we are required to incur to provide service to our customers. We purchase, gather, process, treat, compress, transport and sell natural gas and purchase, fractionate, transport and sell NGLs. Contracts with a counterparty generally contain one or more of the following arrangements:

•
Fixed-Fee.  We receive a fixed-fee per unit of natural gas volume that we gather at the wellhead, process, treat, compress and/or transport for our customers, or we receive a fixed-fee per unit of NGL volume that we fractionate. Some of our arrangements also provide for a fixed-fee for guaranteed transportation capacity on our systems.

•
Fixed-Spread.  Under these arrangements, we purchase natural gas and NGLs from producers or suppliers at receipt points on our systems at an index price plus or minus a fixed price differential and sell these volumes of natural gas and NGLs at delivery points off our systems at the same index price, plus or minus a fixed price differential. By entering into such back-to-back purchases and sales, we are able to mitigate our risk associated with changes in the general commodity price levels of natural gas and NGLs. We remain subject to variations in our fixed-spreads to the extent we are unable to precisely match volumes purchased and sold in a given time period or are unable to secure the supply or to produce or market the necessary volume of products at our anticipated differentials to the index price.

•
Commodity-Sensitive.  In exchange for our processing services, we may remit to a customer a percentage of the proceeds from our sales, or a percentage of the physical volume, of residue natural gas and/or NGLs that result from our natural gas processing, or we may purchase NGLs from customers at set fixed NGL recoveries and retain the balance of the proceeds or physical commodity for our own account. These arrangements are generally combined with fixed-fee and fixed-spread arrangements for processing services and, therefore, represent only a portion of a processing contract's value. The revenues we receive from these arrangements directly correlate with fluctuating general commodity price levels of natural gas and NGLs and the volume of NGLs recovered relative to the fixed recovery obligations.

We assess gross operating margin opportunities across our integrated value stream so that processing margins may be supplemented by gathering and transportation fees and opportunities to sell residue gas and NGLs at fixed-spreads. Gross operating margin earned under fixed-fee and fixed-spread arrangements is directly related to the volume of natural gas that flows through our systems and is generally independent from general commodity price levels. A sustained decline in commodity prices could result in a decline in volumes entering our system and, thus, a decrease in gross operating margin for our fixed-fee and fixed-spread arrangements.

The following table summarizes our gross operating margins from these arrangements (in thousands):

	Three Months Ended March 31,
	2015		2014
	Gross Operating Margin	%	Gross Operating Margin	%
Fixed-fee	$35,605	79.5%	$16,253	59.8%
Fixed-spread	4,134	9.2%	3,886	14.3%
Sub-total	39,739	88.7%	20,139	74.1%
Commodity-sensitive	5,084	11.3%	7,049	25.9%
Total gross operating margin	$44,823	100.0%	$27,188	100.0%

How We Evaluate Our Operations

Our management uses a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and review these measurements on at least a quarterly basis for consistency and trend analysis. These performance metrics include (a) volume, (b) gross operating margin, (c) operations and maintenance expense, (d) Adjusted EBITDA and (e) distributable cash flow.

Volume — We determine and analyze volumes by operating unit, but report overall volumes after elimination of intercompany deliveries. The volume of natural gas and NGLs on our systems depends on the level of production from natural gas wells connected to our systems and also from wells connected with other pipeline systems that are interconnected with our systems.

Gross Operating Margin — Gross operating margin of our contracts is one of the metrics we use to measure and evaluate our performance. Gross operating margin is not a measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define gross operating margin as the sum of revenues less the cost of natural gas and NGLs sold. For our fixed-fee contracts, we record the fee as revenue and there is no offsetting cost of natural gas and NGLs sold. For our fixed-spread and commodity-sensitive arrangements, we record as revenue all of our proceeds from the sale of the natural gas and NGLs and record as an expense the associated cost of natural gas and NGLs sold.

Operations and Maintenance Expense — Our management seeks to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, insurance costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities and contract services comprise the most significant portion of our operations and maintenance expense. These expenses are relatively stable and largely independent of volumes delivered through our systems, but may fluctuate depending on the activities performed during a specific period.

Adjusted EBITDA and Distributable Cash Flow — We believe that Adjusted EBITDA and distributable cash flow are widely accepted financial indicators of our operational performance and our ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA and distributable cash flow are not measures calculated in accordance with GAAP.

We define Adjusted EBITDA as net income/loss, plus interest expense, income tax expense, depreciation and amortization expense, equity in losses of joint venture investments, certain non-cash charges (such as non-cash unit-based compensation, impairments, loss on extinguishment of debt and unrealized losses on derivative contracts), major litigation costs net of recoveries, transaction-related costs, revenue deferral adjustment, loss on sale of assets and selected charges that are unusual or non-recurring; less interest income, income tax benefit, unrealized gains on derivative contracts, equity in earnings of joint venture investments and selected gains that are unusual or non-recurring. Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.
Adjusted EBITDA is used as a supplemental measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions;

•	operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on investment opportunities.
We define distributable cash flow as Adjusted EBITDA, plus interest income and income tax benefit, less cash paid for interest (net of capitalized costs), income tax expense and maintenance capital expenditures. We use distributable cash flow to analyze our performance and liquidity. Distributable cash flow does not reflect changes in working capital balances.
Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Non-GAAP Financial Measures

Gross operating margin, Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition, results of operations and cash flows from operations. Net income is the GAAP measure most directly comparable to each of gross operating margin and Adjusted EBITDA. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because each excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of gross operating margin, Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross operating margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliations of Non-GAAP Financial Measures

The following table presents a reconciliation of gross operating margin to net loss (in thousands):

	Three Months Ended March 31,
	2015	2014
Reconciliation of gross operating margin to net loss
Gross operating margin	$44,823	$27,188
(Deduct):	—
Income tax expense	(69)	(8)
Equity in losses of joint venture investments	(3,552)	—
Interest expense	(7,498)	(2,973)
Loss on sale of assets, net	(218)	(4)
General and administrative	(7,805)	(6,103)
Depreciation and amortization	(17,031)	(8,528)
Operations and maintenance	(22,555)	(10,861)
Net loss	$(13,905)	$(1,289)

The following table presents reconciliations of net cash provided by operating activities to net loss, Adjusted EBITDA and distributable cash flow (in thousands):

	Three Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$2,048	$14,176
Add (deduct):
Depreciation and amortization	(17,031)	(8,528)
Unit-based compensation	(813)	(529)
Amortization of deferred financing costs	(825)	(337)
Loss on sale of assets, net	(218)	(4)
Unrealized loss (gain) on financial instruments	(167)	32
Equity in losses of joint venture investments	(3,552)	—
Other, net	(11)	(14)
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	(18,307)	7,477
Prepaid expenses and other current assets	297	(813)
Other non-current assets	(170)	25
Accounts payable and accrued expenses	27,140	(13,694)
Other liabilities, including affiliates	(2,296)	920
Net loss	$(13,905)	$(1,289)
Add (deduct):
Depreciation and amortization	17,031	8,528
Interest expense	7,498	2,973
Income tax expense	69	8
Unrealized loss (gain) on commodity swaps	111	(32)
Revenue deferral adjustment	754	1,182
Unit-based compensation	813	529
Loss on sale of assets, net	218	4
Major litigation costs, net of recoveries	453	273
Transaction-related costs	301	303
Equity in losses of joint venture investments	3,552	—
Other, net	87	18
Adjusted EBITDA(1)	$16,982	$12,497
(Deduct):
Cash interest, net of capitalized costs	(6,636)	(2,615)
Income tax expense	(69)	(8)
Maintenance capital expenditures	(2,527)	(1,363)
Distributable cash flow	$7,750	$8,511

(1) These amounts include an immaterial amount related to the effects of presenting our financial results on an as-if pooled basis (in connection with the 2015 Holdings Acquisition discussed in Note 2 to our consolidated financial statements).
Current Year Highlights

There were no significant events that took place during the three months ended March 31, 2015 that materially impacted or are likely to impact our financial condition and results of operations.

Results of Operations

The following table summarizes our results of operations (in thousands, except operating data):

	Three Months Ended March 31,
	2015	2014
Revenues:
Revenues	$178,491	$213,591
Revenues - affiliates	7,447	—
Total revenues	185,938	213,591
Expenses:
Cost of natural gas and liquids sold	141,115	186,403
Operations and maintenance	22,555	10,861
Depreciation and amortization	17,031	8,528
General and administrative	7,805	6,103
Loss on sale of assets, net	218	4
Total expenses	188,724	211,899

Income from operations	(2,786)	1,692
Other income (expense):
Equity in losses of joint venture investments	(3,552)	—
Interest expense	(7,498)	(2,973)
Total other expense	(11,050)	(2,973)
Loss before income tax expense	(13,836)	(1,281)
Income tax expense	(69)	(8)
Net loss	$(13,905)	$(1,289)

Other financial data:
Adjusted EBITDA	$16,982	$12,497
Gross operating margin	$44,823	$27,188

Maintenance capital expenditures	$2,526	$1,363
Growth capital expenditures	$38,477	$9,724

Operating data:
Average throughput volumes of natural gas (MMBtu/d) (1)
South Texas	850,605	443,043
Mississippi and Alabama	276,037	222,296
Total average throughput volumes of natural gas	1,126,642	665,339
Average volume of processed gas (MMBtu/d)	541,115	246,422
Average volume of NGLs fractionated (Bbls/d)	20,596	14,329

Realized prices on natural gas volumes ($/MMBtu)	$2.92	$5.07
Realized prices on NGL volumes ($/gal)	0.41	0.96

(1) Average throughput volumes of natural gas per day include sales, transportation, fuel and shrink volumes.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Volume and overview.  Our average throughput volume of natural gas per day increased by 461,303 MMBtu/d, or 69%, to 1,126,642 MMBtu/d during the three months ended March 31, 2015, compared to 665,339 MMBtu/d during the three months ended March 31, 2014, due primarily to increased gas volumes in South Texas from the TexStar Rich Gas System, the Valley Wells System, and Onyx (as defined in Note 2 to our condensed consolidated financial statements) acquisitions as well as increases in volume from new and existing customers in the Eagle Ford Shale region. Beginning in the second half of 2014 and continuing through the issuance of our financial statements, commodity prices have experienced increased volatility. In particular, crude oil and NGL prices have decreased significantly. Our future cash flow may be materially adversely affected if we experience significant, prolonged pricing deterioration of the commodities we sell or there is a material reduction in drilling in the geographic footprints in which we operate, including the Eagle Ford Shale region.

Processed gas volumes increased 294,693 MMBtu/d, or 120%, to 541,115 MMBtu/d during the three months ended March 31, 2015, compared to 246,422 MMBtu/d during the three months ended March 31, 2014. This increase was due primarily to increased volumes from the TexStar Rich Gas System Transaction and increases in volumes from new and existing customers in the Eagle Ford Shale region.

NGLs fractionated for the three months ended March 31, 2015 averaged 20,596 Bbls/d, an increase of 6,267 Bbls/d, or 44%, compared to 14,329 Bbls/d for the three months ended March 31, 2014. This increase was due primarily to the impact of additional volumes of rich gas on our system and enhanced operational efficiency at our existing facilities during the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

Gross operating margin for the three months ended March 31, 2015 was $44.8 million, compared to $27.2 million for the three months ended March 31, 2014. This increase of $17.6 million, or 65%, was due primarily to increased processed gas volumes on our system, as well as increased transportation, gathering and processing fees.

Adjusted EBITDA increased by $4.5 million, or 36%, to $17.0 million for the three months ended March 31, 2015, compared to $12.5 million for the three months ended March 31, 2014, due to higher processed gas volumes and margins from processing and fractionation activities, partially offset by higher operating and general and administrative expenses. We had a net loss of $10.8 million for the three months ended March 31, 2015 compared to a net loss of $1.3 million for the three months ended March 31, 2014. Net loss increased by $9.5 million due primarily to equity in losses of our joint venture investments and increased interest expense due to higher average borrowings.

Revenues.  Our total revenues for the three months ended March 31, 2015 decreased $27.7 million, or 13%, to $185.9 million compared to $213.6 million for the three months ended March 31, 2014. This decrease was due primarily to revenue from sales of natural gas decreasing by $32.6 million due to a decrease in realized prices in natural gas, and revenue from sales of NGLs and condensate decreasing by $14.7 million due to a decrease in realized prices in NGLs for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. This decrease was partially offset by increased revenue of $23.8 million resulting from the addition of the TexStar Rich Gas System Transaction, the Onyx acquisition and Texoz acquisition, and an additional $5.4 million resulting from the 2015 Holdings Acquisition.

Cost of natural gas and NGLs sold.  Our cost of natural gas and NGLs sold for the three months ended March 31, 2015 was $141.1 million, compared to $186.4 million for the three months ended March 31, 2014. This decrease of $45.3 million, or 24%, was due primarily to lower natural gas and NGL prices compared to the same period in 2014.

Operations and maintenance expenses.  Operations and maintenance expenses for the three months ended March 31, 2015 were $22.6 million, compared to $10.9 million for the three months ended March 31, 2014. This increase of $11.7 million was due primarily to higher fees of $5.2 million, higher operating costs of $1.8 million due to the acquisition of additional assets, higher taxes of $1.1 million partially related to the 2015 Holdings Acquisition, higher materials costs of $1.0 million, increased rental expenses of $0.8 million and increased labor and benefits costs of $1.3 million from employee additions during the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

General and administrative expenses.  General and administrative expenses for the three months ended March 31, 2015 were $7.8 million, compared to $6.1 million for the three months ended March 31, 2014. This increase of $1.7 million, or 28%, was due primarily to higher professional fees of $0.6 million, higher insurance costs of $0.4 million and increased labor and benefits costs of $0.6 million from employee additions for the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

Depreciation and amortization expense.  Depreciation and amortization expense for the three months ended March 31, 2015 was $17.0 million, compared to $8.5 million for the three months ended March 31, 2014. The increase of $8.5 million, or 100%, was due primarily to depreciation of the TexStar Rich Gas System assets acquired in the third quarter of 2014, depreciation of the Valley Wells System and other capital projects placed in service during 2014.

Equity in losses of joint venture investments.  Our share of losses incurred by the joint venture investments acquired as part of the TexStar Rich Gas System assets was $3.6 million for the three months ended March 31, 2015. We pay our proportionate share of the joint ventures’ operating costs, excluding depreciation and amortization, through lease capacity payments. As a result, our share of the joint ventures’ losses are primarily related to the joint ventures’ depreciation and amortization.

Interest expense.  For the three months ended March 31, 2015, interest expense was $7.5 million, compared to $3.0 million for the three months ended March 31, 2014. This increase of $4.5 million was due to higher average borrowings related primarily to the debt incurred as part of the TexStar Rich Gas System Transaction.

Liquidity and Capital Resources

Sources of Liquidity

Our primary sources of liquidity are cash generated from operations, cash raised through issuances of additional equity and debt securities and borrowings under our Senior Credit Facilities (as defined in Note 6 to our condensed consolidated financial statements). Our primary cash requirements consist of operating and maintenance and general and administrative expenses, growth and maintenance capital expenditures to sustain existing operations or generate additional revenues, interest payments on outstanding debt, purchases and construction of new assets, business acquisitions and distributions to unitholders.
We expect to fund short term cash requirements, such as operating and maintenance and general and administrative expenses and maintenance capital expenditures, primarily through operating cash flows. We expect to fund long-term cash requirements, such as for expansion projects and acquisitions, through several sources, including operating cash flows, borrowings under our Senior Credit Facilities and issuances of additional debt and equity securities, as appropriate and subject to market conditions. See Note 6 to our condensed consolidated financial statements.
Beginning in the second half of 2014 and continuing through the issuance of our financial statements, commodity prices have experienced increased volatility. In particular, natural gas, crude oil and NGL prices have decreased significantly. Our future cash flow may be materially adversely affected if we experience significant, prolonged pricing deterioration of the commodities we sell or there is a material reduction in drilling in the geographic areas in which we operate, including the Eagle Ford Shale region. See Note 1 to our condensed consolidated financial statements.
As of May 4, 2015, we had $529.6 million in outstanding borrowings under our Senior Credit Facilities. Under our five-year revolving credit facility, pursuant to our Third A&R Revolving Credit Agreement, we have the ability to borrow up to $200 million (the “Credit Facility”) less any letters of credit amounts outstanding, which as of May 4, 2015 provided us access to $93.9 million.
On May 7, 2015, we entered into a first amendment to our Third A&R Revolving Credit Agreement that provides for more favorable financial covenants through the third quarter of 2016 and established an equity cure that is available through the end of 2016. See Note 15 to our condensed consolidated financial statements.
Capital expenditures.  Our business is capital-intensive, requiring significant investment to maintain and upgrade existing operations. Our capital requirements have consisted primarily of and will continue to include:

•
growth capital expenditures, which are capital expenditures to expand or increase the efficiency of the existing operating capacity of our assets. Growth capital expenditures include expenditures that facilitate an increase in volumes within our operations, but exclude expenditures for acquisitions; and

•	maintenance capital expenditures, which are capital expenditures that are not considered growth capital expenditures.

The following table summarizes our capital expenditures (in thousands):

	Three Months Ended March 31,
	2015	2014
Maintenance capital	$2,526	$1,363
Growth capital	38,477	9,724
Capital expenditures	$41,003	$11,087

Our growth capital expenditures during the three months ended March 31, 2015 relate primarily to the construction of the Valley Wells System and Compression Assets, and the timing of payments, $9.7 million of which related to 2014 activity but were paid in 2015, as well as various expansion and improvement projects primarily in our South Texas assets. The growth capital expenditures during the three months ended March 31, 2014 related primarily to construction of an addition to our pipeline system extending into Webb County, Texas.

Outlook.  Cash flow is affected by a number of factors, some of which we cannot control. These factors include prices and demand for our services, operational risks, volatility in commodity prices or interest rates, industry and economic conditions, conditions in the financial markets and other factors.

Our ability to benefit from growth projects to accommodate drilling activity and the associated need for infrastructure assets and services is subject to operational risks and uncertainties such as the uncertainty inherent in some of the assumptions underlying design specifications for new, modified or expanded facilities. These risks also impact third party service providers and their facilities. Delays or under-performance of our facilities or third party facilities may adversely affect our ability to generate cash from operations and comply with our obligations, including the covenants under our debt instruments. In other cases, actual production delivered may fall below volume estimates that we relied upon in deciding to pursue an acquisition or other growth project. Future cash flow and our ability to comply with our debt covenants would likewise be affected adversely if we experienced declining volumes over a sustained period and/or unfavorable commodity prices.

We believe that cash from operations, cash on hand, commitments from our Sponsors, and our unused borrowings under our Senior Credit Facilities will provide liquidity to meet future short term capital requirements for a reasonable period of time. The sufficiency of these liquidity sources to fund necessary and committed capital needs will be dependent upon our ability to meet our covenant requirements of our Senior Credit Facilities. We believe we have and will continue to have sufficient liquidity to operate our business. See Notes 1 and 6 to our condensed consolidated financial statements.
Growth projects and acquisitions are key elements of our business strategy. We intend to finance our growth capital primarily through the issuance of debt and equity. The timing, size or success of any acquisition or expansion effort and the associated potential capital commitments are unpredictable. To consummate acquisitions or capital projects, we may require access to additional capital. Our access to capital over the longer term will depend on our future operating performance, financial condition and credit rating and, more broadly, on the availability of equity and debt financing, which will be affected by prevailing conditions in our industry, the economy and the financial markets and other financial and business factors, many of which are beyond our control.

Cash Flows

The following table provides a summary of our cash flows by category (in thousands):

	Three Months Ended March 31,
	2015	2014
Net cash provided by operating activities	$2,048	$14,176
Net cash used in investing activities	(38,438)	(50,416)
Net cash provided by financing activities	34,971	37,325

Operating cash flows — Net cash provided by operating activities was $2.0 million for the three months ended March 31, 2015, compared to $14.2 million for the three months ended March 31, 2014. The decrease in cash from operating activities was primarily the result of decreased net earnings during the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

Investing cash flows — Net cash used in investing activities for the three months ended March 31, 2015 was $38.4 million, compared to $50.4 million for the three months ended March 31, 2014. The decrease of $12.0 million primarily relates to the Onyx acquisition in March 2014, partially offset by increased capital expenditures in 2015 and the 2015 Holdings Acquisition.

Financing cash flows — Net cash provided by financing activities for the three months ended March 31, 2015 was $35.0 million, compared to $37.3 million for the three months ended March 31, 2014. The decrease was due to proceeds received from our $144.7 million equity offering, net of expenses, in the first quarter of 2014, partially offset by additional net borrowings of $130.3 million from our debt instruments, and $14.6 million of expenses paid by Holdings on behalf of the Valley Wells System.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, except for our letters of credit under our Senior Credit Facilities described in Note 6 to our condensed consolidated financial statements. Our liquidity considerations are described in Note 1 to our condensed consolidated financial statements.

Recent Accounting Pronouncements

For information on new accounting pronouncements, see Note 1 to our condensed consolidated financial statements.

Critical Accounting Policies and Estimates

Our critical accounting policies are described in our Recast 2014 Annual Report on Form 10-K.  The preparation of financial statements in conformity with GAAP requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. There have been no significant changes to our critical accounting policies as described in our Recast 2014 Annual Report on Form 10-K.